Exhibit 23.4

CONSENT OF CBRE, INC.

We hereby consent to (1) the use of our name, and the description of our role and the reference to our firm under the caption “Experts,” as incorporated by reference in the Registration Statement on Form S-11 (the “Registration Statement”) to be filed by Lineage, Inc., a Maryland corporation, with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (2) references to, and inclusion or incorporation by reference in, the Registration Statement of the CBRE, Inc. Market Study (the “Market Study”), including without limitation under the headings “Prospectus Summary,” “Industry Overview” and “Business and Properties,” and (3) the filing of this consent as an exhibit to the Registration Statement.

Dated: July 23, 2024

CBRE, INC.

By:	/s/ Becci Curry
Name:	Becci Curry
Title:	Head of Quality and Risk Management - Americas